Exhibit 14

Code of Business Conduct

for

Protective Life Corporation

and all of its subsidiaries, including

Protective Life Insurance Company

West Coast Life Insurance Company

Protective Life & Annuity Insurance Company

Protective Life Insurance Company of New York

Lyndon Property Insurance Company

ProEquities, Inc.

First Protective Insurance Group

Revised August 30, 2010

You may communicate concerns related to the

Code of Business Conduct to any of the following

•                  The Human Resources Compliance Officer, Robert Beeman (in the Human Resources Department) at (205) 268-6034 or robert.beeman@protective.com

•                  The Chief Compliance Officer, Steve Callaway (in the Legal Department) at (205) 268-3804 or  steve.callaway@protective.com

•                  The General Counsel, Debbie Long (in the Legal Department) at (205) 268-3700 or  debbie.long@protective.com

•                  The Chief Human Resources Officer, Scott Adams (in the Human Resources Department) at (205) 268-4452 or scott.adams@protective.com

•                  The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (You may communicate to the telephone hotlines anonymously.)

•                  The Code of Business Conduct email hotline at hotline@protective.com (You may communicate to the email hotline anonymously.)

TABLE OF CONTENTS

Our Commitment to Integrity	1
A Statement of Our Ethical Principles	1
Support for IMSA’s Principles and Code of Ethical Market Conduct	1
Obtaining Guidance about Ethical Concerns	2
Compliance and Reporting	2
Compliance with the Code	2
Individual Judgment (and questions to ask yourself)	2
Reporting Suspected Violations	3
Penalty for Violations	3
Waivers of the Code of Business Conduct	3
Conducting the Company’s Business	3
Business Relationships	3
Dealing with Each Other	4
Dealing with Customers	4
Dealing with Producers and Agent	4
Dealing with Suppliers	4
Dealing with Regulators	5
Dealing with Auditors	5
Dealing with Media, Investors or the Public	5
Dealing with Adverse Parties	5
Avoiding Conflicts of Interest	5
Your Private Interests	5
Gifts, Meals and Entertainment	6
Corporate Opportunity	6
Disparagement	6
Industrial Espionage	7
Prevention of Fraud	7
Safeguarding Company Property	7
Video Monitoring	7
Keeping Information Confidential	8
Use of Software	8
Use of Company Systems and Devices; No Expectation of Privacy	9
Accurate Records, Reporting and Disclosure	9
Accounting Complaints	9
Consultants	10
Complying with Laws	10
In General	10
Antitrust Laws	10
Securities Laws: Insider Trading and Transactions in Company Securities	11
Doing Business with Any Government-Special Nature of Government Business	12
Dealing with Government Employees	12
Prohibitions on Employment in the Insurance Industry	12
Political Contributions	13
Charitable Contributions	13

Our Commitment to Integrity

Protective Life Corporation and its affiliates (“Protective” or the “Company”) hold to three preeminent values — quality, serving people and growth.  The heart of quality is integrity.

Integrity is foundational.  We insist on integrity in all we do because it is the right way.  It is essential to developing long-term relationships.

Each of us is responsible for the integrity of the Company, and each of us must be willing to raise ethical concerns.  People in management positions have a special responsibility to demonstrate high ethical standards and to create an environment that requires ethical behavior.

This Code is intended to assist us in making the right choices.  These same rules apply to everyone in the Company: employees, senior management and our Board of Directors.  However, these guidelines do not cover every situation.  You should be guided by the spirit of the guidelines as well as the language, and you should get help whenever you are in doubt.

Remember, the accomplishment of the Company’s mission and the fulfillment of the Company’s commitment to “Doing the Right Thing” is dependent on each of us applying high ethical standards to whatever we do for the Company.

A Statement of Our Ethical Principles

•                  We will deal fairly and honestly with all people and treat each as we would expect each to treat us if the situation were reversed.

•                  We will trust and respect each other and maintain an environment where people may question a Company practice without fear.

•                  We will respect the dignity of each individual.

•                  We will not pursue any business opportunity in violation of the law or these principles.

•                  We will undertake only those business activities that will withstand public ethical scrutiny and our own standards of integrity.

•                  We will disclose any conflict of interest we may have regarding our responsibilities to the Company and remove the conflict where required.

Support for IMSA’s Principles and Code of Ethical Market Conduct

Protective Life Insurance Company and West Coast Life Insurance Company are IMSA companies.

We fully support the Insurance Marketplace Standards Association’s (“IMSA”) Principles and Code of Ethical Market Conduct.  The IMSA Principles of Ethical Market Conduct are:

1.               To conduct business according to high standards of honesty and fairness and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself.

2.               To provide competent and customer focused sales and service.

3.               To engage in active and fair competition.

4.               To provide advertising and sales materials that are clear as to purpose and honest and fair as to content.

5.               To provide for fair and expeditious handling of customer complaints and disputes.

6.               To maintain a system of supervision and review that is reasonably designed to achieve compliance with these Principles of Ethical Market Conduct.

Obtaining Guidance about Ethical Concerns

We all share a responsibility for the Company’s integrity and reputation.  It may take courage to raise an ethical issue; however, our Company expects this of you, considers it an important responsibility of yours, and our management will support you in carrying out your responsibility.

The best course of action when you have an ethical concern is to discuss it with someone.  You should consult your manager or any other appropriate individual in the Company when you need assistance.  The doors of the Legal Department, the Human Resources Department and the Chief Executive Officer are always open to you.

Exceptions — No set of guidelines, including this Code, can cover all the situations you will encounter, and guidelines have exceptions. If you encounter a situation where the application of a rule or principle contained in this Code seems inappropriate, talk to your manager about it.  Your manager can consult with the appropriate approval authority to determine if an exception is in order.  In case of doubt as to approval authority, the Legal Department should be consulted.

Compliance and Reporting

Compliance with the Code

Compliance with this Code is essential to achieving our corporate goal of quality.  The Company will insist on compliance.  You are responsible for understanding and complying with these requirements.  Your manager is responsible for assisting you.

Individual Judgment (and questions to ask yourself)

Even though this Code provides you with general guidance and your manager and the Legal Department are available to help you, you ultimately must depend on your own individual judgment in deciding on the correct course of action.  As you consider a particular situation, ask yourself these questions:

•                  Is my action consistent with approved Company practices?

•                  Is my action consistent with the Company’s preeminent values?

•                  Does my action avoid any appearance of impropriety?

•                  Can my actions withstand the light of day?

•                  Can I in good conscience defend my action to my supervisor, other employees, and to the general public?

•                  Does my action meet my personal code of behavior?

•                  Does my action conform to the spirit of these guidelines?

•                  Is my action the “right thing” to do?

If the answer to any of these questions is “No,” you should reconsider your course of action or seek guidance from your manager, the Legal Department or the Human Resources Department before you act.

Be careful about substituting collective judgment for your individual judgment.  Ask yourself: “What specifically am I being asked to do?  Does it seem unethical or improper?”  Use your good judgment and common sense.  If something would seem unethical or improper to a reasonable person, it probably is.

Reporting Suspected Violations

You have a responsibility to report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else.

You may report suspected violations to any of the following

•                  The Human Resources Compliance Officer, Robert Beeman (in the Human Resources Department) at (205) 268-6034 or robert.beeman@protective.com

•                  The Chief Compliance Officer, Steve Callaway (in the Legal Department) at (205) 268-3804 or  steve.callaway@protective.com

•                  The General Counsel, Debbie Long (in the Legal Department) at (205) 268-3700 or  debbie.long@protective.com

•                  The Chief Human Resources Officer, Scott Adams (in the Human Resources Department) at (205) 268-4452 or scott.adams@protective.com

•                  The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (You may communicate to the telephone hotlines anonymously.)

•                  The Code of Business Conduct email hotline at hotline@protective.com (You may communicate to the email hotline anonymously.)

No employee will suffer any adverse action, retribution or career disadvantage for questioning a Company practice or for making a good faith report of a suspected violation of this Code or other irregularity. The Company will investigate possible violations. In doing so, we will respect the interest of all parties concerned. The identity of employees reporting suspected violations will be kept confidential (if requested) unless we are required to reveal it to conduct an adequate investigation, to enforce these guidelines or to comply with applicable law or judicial process.

After reporting a suspected violation, an employee is expected to cooperate with the persons investigating the situation (the “Investigative Team” or “Team”).  In most cases, that means that the reporting employee will respond promptly to requests of the Investigative Team, if the Team has any requests, In most cases, an employee will have fulfilled his role in relation to the suspected violation by reporting it and responding to the Team’s requests.

The reporting employee should not expect or consider himself or herself to be a part of the Investigative Team.  The Team will determine the appropriate method for carrying out the investigation and the appropriate communications about the investigation, including any communications with the employee who reported the suspected violation.

Penalty for Violations

Those who violate the standards in this Code will be subject to disciplinary action up to and including termination of employment.

Waivers of the Code of Business Conduct

Any waiver of the Code for executive officers or directors may be made only by the Company’s Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

Conducting the Company’s Business

Business Relationships

In conducting the Company’s business you deal with a variety of people and organizations, including other employees, customers, suppliers, competitors, community representatives, and the investment community.

•                  Our relationships are business relationships and should be based on our Company’s long-term business interests.  While we may develop friendships or other relationships with those with whom we deal, our dealings with others should reflect our Company’s best interest.

•                  All of our business relationships should be based on honesty and fairness.

•                  We want long-term, mutually beneficial business relationships, and trustworthiness is essential to establish and keep them.

•                  We will be truthful.  If there is a mistake or misunderstanding, we will correct it immediately.

From time to time, we may enter into relationships with other businesses to pursue opportunities.  It is imperative that we have confidence that the businesses with whom we work will conduct their activities ethically and in compliance with all applicable legal and regulatory requirements.

Dealing with Each Other

Basic to our relationship with each other is the recognition of the value and worth of each individual and the necessity to provide a working climate that is protective and supportive of the well-being of all employees.

•                  We are committed to providing opportunity to our employees; we will employ and promote those employees who are best qualified for the job.  See Guidance on Opportunity at Protective in the Employee Handbook.

•                  We will listen carefully and value the opinions and experience of employees and respect their diverse backgrounds, cultures, religions, experiences and beliefs.

•                  We will provide protection to all employees or applicants for employment against sexual or other harassment.  The full text of the Company’s Harassment Prevention Policy is included in the Employee Handbook.

•                  Applicants for employment and employees will be evaluated for employment and promotion on a non-discriminatory basis.

Dealing with Customers

Serving customers is the focal point of our business.  Satisfying customers is the only way to ensure business success.

•                  We must work with customers to understand and anticipate their needs and to identify and remove obstacles customers may see in doing business with us.

•                  We must accurately represent our products and services in our marketing, advertising and sales efforts.

•                  We need to respond promptly and courteously to our customers and investigate and resolve customer complaints.

•                  We seek to provide high quality products and services.  We should evaluate customer satisfaction and continuously improve our quality.

Dealing with Producers and Agents

Our producers and agents are an essential link in providing quality products and services to our customers.

•                  We must select agents that share our values and our commitment to quality.

•                  We desire to form lasting relationships with our agents — relationships based not just on production, but also on compatible philosophies and attitudes.

Dealing with Suppliers

•                  Prospective suppliers will have a chance to compete fairly for our business.

•                  We will select suppliers based on high quality product, service and low cost.

•                  We want long-term relationships with our suppliers.

Dealing with Regulators

Our business is highly regulated.  Our regulators have a responsibility to the public; to the extent our regulators perform their jobs well, we and other good companies benefit.

•                  We will always respond to and cooperate with regulatory authorities.

•                  To avoid confusion, only designated employees will communicate with regulators.  If you are not a designated employee, you should refer any inquiry from a regulator to one of the employees in your division that is so designated.  If you have questions about who is so designated, you should call the Legal Department.

Dealing with Auditors

Our business is heavily dependent on the accuracy of our financial and accounting information.  The public relies on the role of our independent public accountants in auditing this information.  You may not take any action to influence, coerce or manipulate the Company or its subsidiaries’ independent public accountants for the purpose of rendering the financial statements of the Company misleading.

Dealing with Media, Investors or the Public

Contact with the media and the investment community and any public discussion of Company business and products should only be made through the Company’s authorized spokesperson.

If you are questioned by news reporters or investment analysts you should refer them to the appropriate Company representative.  In most cases, this will be one of the senior officers of the Company.  If you do not know who the appropriate person is, ask the secretary/administrative assistant to the Chief Executive Officer.

Failure to observe this policy can cause tremendous harm to the Company and spread misinformation.  We must exercise particular care when considering release of information of a sensitive or material nature, the disclosure of which could influence the judgment of investors to buy, sell or hold Company securities.

Dealing with Adverse Parties

We are committed to conducting our business with honesty and integrity.  That commitment also extends to situations in which we find ourselves in an adversarial relationship with another party, such as a lawsuit or other dispute.  It is important that communications in these situations be handled by the appropriate people who are authorized to communicate on behalf of the Company.  For example, if an attorney who does not represent the Company contacts you about something other than an ordinary, non-adversarial matter, you should immediately — before communicating with that attorney — contact the Company’s Legal Department for instructions.

Avoiding Conflicts of Interest

Your Private Interests

You are expected to avoid situations where your private interests or the private interests of your loved ones conflict with the Company’s interests.

•                  You must disclose any potential conflict of interest to your manager so it can be resolved.  “Potential conflicts of interest” include business or personal relationships with customers, suppliers, agents, employees or competitors, or any other person or entity with whom the Company does business.

•                  You should not have any business or financial relationship with customers, suppliers or competitors that could influence or appear to influence you in carrying out your responsibilities.  This would include the ownership of stock in these companies.  However, ownership of a nominal amount of stock in a publicly owned company would not be considered a conflict unless the amount was large enough to influence you.

•                  You may not market products or services that compete with ours.  Nor may you work for a competitor, customer or supplier as an employee, consultant or member of its board of directors without written approval of the Chief Executive Officer or the Board of Directors.

•                  Suppliers include any person or entity which furnishes goods or services to the Company.  For example, “suppliers” would include re-insurers, printers, bankers, law firms, marketers, lobbying firms, and entities from or through which the Company purchases advertising.

•                  If you are not sure if your situation or relationship with another organization might conflict with your job performance or our Company’s interests, you should discuss it with your manager.  Most potential conflict situations are readily resolved and it is always best for you to raise your concern.

Gifts, Meals and Entertainment

Except when dealing with representatives of a government or governmental-related entity (such as a pension fund for government employees), you may receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place and are such as not to give the appearance of improperly influencing the recipient.  Excessive gifts and entertainment (given or received) are inherently compromising and do not belong in our business relationships.

You may not give or receive gifts, meals or entertainment to or from anyone in relation to Company business unless:

•                  They are of limited value, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.

•                  They do not violate any law or generally accepted ethical standards including the standards of the recipient’s organization.

•                  They can withstand public ethical review.

Under no circumstances may you give money to, or receive money from, a customer or a supplier.  You are to courteously decline or return any kind of gift, favor or offer of excessive entertainment which violates these guidelines and inform the person making the offer of our policy.

Corporate Opportunity

You are prohibited from taking for yourself personally opportunities that are discovered through the use of Company property, information or position without the consent of the Chief Executive Officer or the Board of Directors.  You may not use Company property, information or position for improper personal gain, and you may not compete with the Company directly or indirectly.  You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Your work product belongs solely to the Company.

Disparagement

No one should ever make false, misleading or disparaging remarks about individuals or organizations or their products and services.

•                  Do not disparage our competitors or their products or employees.  We should sell our products and services on their merits.

•                  If you make comparisons between our products and those of a competitor, they should be relevant, accurate, factual and up-to-date.

Industrial Espionage

You may not engage in industrial espionage or acquire information about other companies through improper means.  You have a responsibility not to steal or misuse the intellectual property of any supplier, customer, business partner or competitor.

We regularly acquire information about other companies in conducting our business.  This is acceptable when this information is properly acquired.  Proper sources would include information that is published or in the public domain or that is lawfully received from the owner or an authorized third party.

Examples of improper means of acquiring information are:

•                  Receiving from a third party information that was illegally or improperly acquired by the third party.

•                  Receiving confidential information of a company from present or former employees who are unauthorized to disclose it.

If you are offered proprietary information under suspicious circumstances, you should immediately consult our Legal Department.  If you come into possession of information from another company that is marked confidential, or that you believe is confidential, you should consult our Legal Department if you have any questions regarding the proper authorization of your possession.

Prevention of Fraud

Every employee has an obligation to detect, deter and prevent fraud.  If you discover facts that indicate fraud, you must immediately report the discovery.

If the facts you discover indicate accounting or auditing fraud, report the facts to the General Counsel.  If the facts indicate insurance fraud, report them to your manager.  If the facts indicate some other kind of fraud, report them through the contacts for reporting suspected violations of this Code.

Safeguarding Company Property

Each of us is responsible for protecting Company property. The Company’s property includes your work product, the Company’s trade secrets, technology, and proprietary information as well as physical property. The property and services of the Company are to be used solely for the benefit of the Company and should be used only as authorized by the Company. Managers are responsible for setting up and keeping good controls to protect the Company from loss or unauthorized or unlawful use of its property or services. Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of the controls.

Video Monitoring

From time to time, the Company may install video cameras to promote physical safety, safeguard Company property or detect conduct that is illegal or that violates Company policies or standards. For example, video cameras may be installed in a parking area to promote employee safety.  Cameras may also be installed in other areas, including work areas, to deter, detect and prevent damage, destruction, or theft of Company property; and other illegal acts or prohibited conduct.

Keeping Information Confidential

The Company regularly develops private or proprietary information that is very valuable to the Company. Examples of this type of information are the Company’s customer lists, materials developed for in-house use, administrative and product development processes, business plans, pricing strategies and any formulas, devices and compilations of information that give the Company a competitive advantage. The Company also regularly receives non-public information from those with whom we do business. Examples of these types of information are the information we receive from our customers, agents, administrators, suppliers and business partners.

Any of this information may be considered the Company’s property, which we have a duty to protect. We may also be subject to laws and regulations that require us to safeguard this information, such as the laws and regulations that require us to protect customer information. Additionally, we may have agreements that spell out our obligations for using and protecting the information, such as our customers’ authorizations for medical information or confidentiality agreements we have with our agents and suppliers.

In connection with your activities on behalf of the Company, you may have access to and become knowledgeable about information that is confidential, private or proprietary. You must protect the confidentiality and privacy of that information.

•                  You may only use or disclose confidential, private or proprietary information for Company purposes; you may not use or disclose it for personal benefit or for the benefit of competing interests.

•                  To preserve confidentiality, you should only disclose confidential information to those who have a need to know. If you share confidential information with an employee, you should tell the employee that the information is confidential.

•                  You must limit your use of confidential, private or proprietary information to what is authorized by any agreement relating to the information or, if there is no express agreement, to what is impliedly authorized.

•                  Your responsibility to keep information confidential continues after you leave employment with the Company.

Use of Software

One form of intellectual property we acquire is computer software. In addition to being copyrighted, computer software programs are usually subject to license agreements. These agreements restrict the Company’s use (and, therefore, your use) of the software.  For example, a license may prohibit copying of the programs and restrict its use to a specified computer.

•                  You should understand the limitations on the use and copying of any software.  If you have questions, you should contact the Information Security Officer (Tim Searcy, ext. 5289).

•                  You should not copy software, use it on a different computer or give it to a third party unless you have confirmed that the license agreement permits such copying or use.

•                  Any authorized copies shall contain the proper copyright and other required notices of the vendor.

•                  To protect the integrity of our computer systems, you should not access or execute any downloaded software unless you have confirmed that the appropriate licenses have been obtained and the software has been scanned for viruses.

Use of Company Systems and Devices; No Expectation of Privacy

The Company’s systems and devices, including but not limited to telephones, voice mail, email, Blackberry devices, Intranet and Internet access, desktop and laptop computers, are intended to be used for the Company’s business.  You should have no expectation of privacy with respect to any communication, message or other information — including any communication, message, or other information you might consider to be personal — that is transmitted, accessed, processed or stored through or on a Company system or device. The Company may monitor, intercept, record, read, review, listen to, print, publish, use, store, or delete any communications, messages, files, attachments, Intranet and Internet access history, or other information involving Company systems or devices at any time for any reason.  Your use of or access to Company systems or devices may be withdrawn at any time for any reason.

The Company recognizes that it is sometimes acceptable for employees to use Company systems or devices for lawful personal purposes that do not violate Company policies or standards. You should, however, keep such use to a minimum and remember that such use is not private.

An employee should not attempt to access another employee’s communications without the other employee’s permission or other appropriate authorization. The Legal Department should be consulted for guidance on the appropriate authorization for accessing employee communications. If communications are monitored, steps should be taken to discontinue monitoring if the communications are determined to be personal, lawful and appropriate under this Code.

Accurate Records, Reporting and Disclosure

Company records must reflect an accurate and verifiable record of all transactions and disposition of assets.  We have internal accounting controls, including controls to limit transactions to those which are properly authorized and to promote both accountability for assets and reporting accuracy.

It is our responsibility to ensure that documents filed with or submitted to the Securities and Exchange Commission and other regulators or other public communications by the Company and its subsidiaries contain full, fair, accurate, timely and understandable disclosure.

•                  Information that you record and submit to another party, whether inside or outside our Company, must be accurate, timely and complete.  It should honestly reflect the transaction or material.

•                  Like all Company employees, financial officers and employees must understand and apply the rules and regulations applicable to their job duties.  In case of financial employees, this includes all laws, rules, regulations and accounting principles involved in accounting for transactions of the Company.

Accounting Complaints

We intend to comply with all financial reporting and accounting regulations applicable to the Company.  If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you must submit those concerns or complaints to the General Counsel. The term “questionable accounting or auditing matters” includes:

•                  fraud or deliberate error in the preparation, evaluation, review or audit of Company financial statements;

•                  fraud or deliberate error in the recording and maintenance of the Company’s financial records;

•                  deficiencies in or noncompliance with the Company’s internal accounting controls;

•                  misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the Company’s financial records, financial reports or audit reports; or

•                  deviation from full and fair reporting of the Company’s financial condition.

If a report of suspected violation of the Code relates to accounting, internal accounting controls or auditing matters, the report will be transmitted to the Chairman of the Audit Committee.  You may elect to remain anonymous by making your concerns known via the Code of Business Conduct Hotline (205-268-2633 or 800-421-3564) or electronically at hotline@protective.com.  If you choose to make an anonymous submission, you are encouraged to give as much detail as possible so that we will have the information necessary to carry out an investigation.  We will treat any non-anonymous complaint received confidentially in accordance with our policies for reporting other violations under the Code.    In the event that, as a manager, you receive a report of a concern regarding questionable accounting or auditing matters, it is your responsibility to submit that concern to the General Counsel.

Consultants

Consultants and agents retained by our Company are expected to adhere to this Code and other Company policies in the course of their work on behalf of the Company.

•                  In retaining a consultant, you should ensure that no conflict of interest exists, that the consultant is genuinely qualified in the business for which retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the statement of work and requiring the consultant to comply with all applicable laws and appropriate Company policies.

•                  Consultants and agents may not be retained to do anything illegal or improper.  You may not do anything indirectly that you may not do directly, and you may not do through a third party what you may not do yourself.

Complying with Laws

In General

The Company intends to conduct its business in a way that not only conforms to the letter of the law, but also promotes the spirit of fairness and honesty behind the laws.

•                  Every employee has the responsibility to become familiar with and comply with the laws and regulations that govern his or her area of responsibility. Ignorance of applicable laws is not acceptable.

•                  If you have questions about the meaning or application of any law or regulation, you should consult with and be guided by the advice of the Legal Department. Decisions regarding the application of the various laws should not be made without that advice.

•                  You may not take any action that you know or that our Legal Department has advised would violate any law or regulation.

Antitrust Laws

The antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace.

•                  Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by the Legal Department.

•                  Because verbal exchanges can be viewed as an agreement, you need to exercise caution whenever you meet with competitors.

•                  Keep your discussions to the business purpose of the meeting.

•                  Avoid discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, inventories, unannounced products and services, pricing strategies, marketing, and, of course, any confidential, private or proprietary Company information.

•                  You should not discuss with a competitor whether the Company or the competitor intends to enter or withdraw from a specific market.

These guidelines also apply to informal contacts you may have with competitors, including those at trade shows or meetings of professional organizations.

Each of the following may be a violation of the antitrust laws.  In many instances, violators are subject to criminal penalties.  Before engaging in any discussions with a competitor concerning the following, you must review the matter with the Legal Department:

•                  Prices or rates;

•                  Allocation of markets or customers;

•                  Limitations on production or quality;

•                  Boycott of suppliers; and

•                  Intentions or motivations concerning entering or withdrawing from a market.

The Company has an Antitrust Compliance Manual that provides more comprehensive information and guidance about the Antitrust laws than this Code. You should make sure that you understand and comply with the Antitrust Compliance Manual.

Securities Laws: Insider Trading and Transactions in Company Securities

Federal Law prohibits buying or selling securities based on “inside information,” which is information not publicly available that could affect the price of the securities.  Violators are subject to criminal penalties.  Further, employees should never speculate in company securities or purchase them except for long-term investments.

•                  You may not buy or sell, or advise others to buy or sell, Company securities at a time when you have inside information of a material nature.  Note that this would include “giving tips” to friends or family.

•                  Inside information that might be material includes dividend changes, earnings estimates, significant business developments, expansion or curtailment of operations, sale or purchase of substantial assets or any other activity of significance.

•                  Buying or selling options relating to Company securities is prohibited for all employees.

•                  In addition, if you are an officer of the Company or one of its affiliates, you may not buy or sell Company securities or exercise stock appreciation rights during standard black-out periods unless specific authorization is received from the Chief Executive Officer, or unless the purchase, sale or SAR exercise is conducted on your behalf by a third party pursuant to a “Company-approved” 10b5-1 program.  The standard black-out periods begin on March 10, June 10, September 10, and December 10, and end one (1) full business day after the next press release of quarterly earnings.

•                  In the event of some material unannounced developments, the Company may announce special “black-out” periods during which all employees will generally be prohibited from trading in Company securities until one (1) full business day after a press release concerning such development has been issued or as otherwise directed by the Company.

•                  You have an obligation to protect any confidential or material non-public information you obtain from the Company or its subsidiaries.

•                  In addition, certain officers of the Company are subject to the Company’s Stock Ownership Guidelines.  Under these Guidelines, unless specific authorization is received from the Chief Executive Officer, you may not sell Company securities unless, both before and after the sale, you hold Company securities valued at a certain minimum multiple of your salary (with such multiple based on the office you hold).  Officers subject to these Guidelines will be notified of these requirements.

Doing Business with Any Government — Special Nature of Government Business

To protect the public interest, the federal and some state and local governments have enacted laws and regulations that must be met by private contractors.  These laws and regulations are often harsh and impose strict requirements on contractors that are significantly different and more extensive than those we encounter in our commercial contracts.  In many instances, violation can result in criminal sanctions.

Since these laws involve the public trust and their violation often involves criminal sanctions, it is essential that there be strict compliance with all laws and regulations — in both spirit and letter — in transacting business with the government.

In conducting government business, it is essential that the terms of the contract with the government be strictly complied with and no deviations or substitutions be made without the written approval of the contracting officer or other authorized representative.

Dealing with Government Employees

The federal, state, local and foreign governments have varying and complicated laws, some of which prohibit or severely restrict you from providing any meals, gratuities or entertainment to its employees.  The U.S. Government and other governments have ethics codes strictly regulating what is permitted in gifts, meals and entertainment.  If you are dealing with a governmental entity, you must learn and comply with the policy of that governmental entity.  You should not provide any meals, entertainment or other amenities to any government employee or an employee of a governmental-related entity without first reviewing the matter with our Legal Department.  These laws change frequently, so you should not rely on advice received on a previous occasion.  In many instances, violators of these laws are subject to criminal penalties.

If you anticipate doing business with a government or government-related entity or lobbyist, it is your responsibility to learn the applicable law.  If you have questions, you should call the Legal Department.

We will not directly or indirectly offer, make, or solicit any kind of inappropriate gifts, payments or contributions for the purposes of

•                  Influencing any official person, including domestic or foreign officials, political parties, party officials, candidates, legislators, or regulators to

•                  take any action or make any decision in their official capacities,

•                  fail to perform or to improperly perform their duties, or

•                  secure any improper advantage over any other person; or

•                  Persuading any employee of another company to fail to perform or improperly perform his or her duties.

Prohibitions on Employment in the Insurance Industry

It is a federal crime for a person who has ever been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance unless that person obtains the consent of the appropriate state department of insurance, and it is a federal crime for a person who works in the business of insurance to willfully permit a person who has been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance.  If you have ever been convicted of a felony and have not obtained the required consent, or if you know that a fellow employee, consultant or agent has been convicted of a felony, you must immediately report the situation to the Legal Department.

Political Contributions

The employees and directors of the Company may participate in the Protective Life Corporation Federal Political Action Committee and/or the Protective Life Corporation State Political Action Committee.  Except in cases approved in writing by the Chief Executive Officer, Company resources shall not be used to support political parties, political causes or candidates.

•                  Individual employees are encouraged to support their own parties, political causes and candidates, but they must do so on their own time and not use Company resources.

•                  If a planned contribution could in any way be looked upon as involving Company funds, property or services, the Legal Department should be consulted.

Charitable Contributions

All of the Company’s charitable contributions, including in-kind contributions, are coordinated through the Protective Life Foundation.  You may not use Company monies to make charitable contributions.  In addition, any purchase of goods or services from a charitable organization for a marketing purpose must be coordinated through the Protective Life Foundation’s Executive Director.  All other purchases of goods or services from a charitable organization must be done on an arms-length basis.  For example, purchases of tickets to the symphony or advertising through a charitable organization must be coordinated through the Protective Life Foundation’s Executive Director, but purchases of flu vaccine through a non-profit hospital, if done on an arms-length basis for fair value, may be done through the Company. All requests for charitable contributions are to be submitted to the Executive Director of the Protective Life Foundation.

* * * * *

By faithfully adhering to the Code, we assure those who share an interest in our Company — notably our customers, shareowners and employees — that the Company is committed to doing the right thing!  Moreover, we help ensure the Company’s continued success, growth and viability.  Since its inception, Protective has consistently required those who act on its behalf to do so with integrity.  Not only is doing the right thing smart business, it is simply our Company’s way.

You may communicate concerns related to the

Code of Business Conduct to any of the following

•                  The Human Resources Compliance Officer, Robert Beeman (in the Human Resources Department) at (205) 268-6034 or robert.beeman@protective.com

•                  The Chief Compliance Officer, Steve Callaway (in the Legal Department) at (205) 268-3804 or  steve.callaway@protective.com

•                  The General Counsel, Debbie Long (in the Legal Department) at (205) 268-3700 or  debbie.long@protective.com

•                  The Chief Human Resources Officer, Scott Adams (in the Human Resources Department) at (205) 268-4452 or scott.adams@protective.com

•                  The Code of Business Conduct telephone hotline at (205) 268-CODE (2633) or (800) 421-3564 (You may communicate to the telephone hotlines anonymously.)

•                  The Code of Business Conduct email hotline at hotline@protective.com (You may communicate to the email hotline anonymously.)